Exhibit 99.1
ADVANCED DRAINAGE SYSTEMS ANNOUNCES
RETIREMENT OF ROY MOORE, EXECUTIVE VICE PRESIDENT
HILLIARD, Ohio – (January 17, 2023) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries announced today that Roy Moore, Executive Vice President, intends to retire effective May 31, 2023. As part of the Company’s succession plan, Craig Taylor, will succeed Moore in his current role. Craig Taylor currently serves as the Vice President of Finance at the Company’s wholly owned subsidiary, Infiltrator Water Technologies, LLC (“Infiltrator”).
Scott Barbour, President and Chief Executive Officer of ADS commented, “We are grateful to Roy for his valued leadership and the many contributions he has made to support the success and growth of Infiltrator. Roy has been with Infiltrator for over 35 years, and his leadership helped them grow into the product, manufacturing and technology leader in onsite septic wastewater they are today. His thorough knowledge of all facets of the business and operations, as well as his deep industry expertise, will be missed. We wish Roy the best in his well-deserved retirement.”
Roy Moore joined ADS with the acquisition of Infiltrator in 2019. Moore joined Infiltrator in 1987 and served as Chief Executive Officer from 2005 until the company was acquired by ADS in 2019. During his tenure with the company, Moore led multiple functions, including manufacturing, sales, marketing, engineering, research and development, and government affairs. Prior to his time at Infiltrator, Mr. Moore led the manufacturing operations of a major building products supplier and has specialized in the molding of plastic products since 1979. Mr. Moore attended Georgia Tech, majoring in Industrial Management with course work in Civil Engineering.
Craig Taylor joined Advanced Drainage Systems, Inc. in February 2020 as Vice President of Finance for Infiltrator Water Technologies. Before joining Advanced Drainage Systems, Mr. Taylor served in a variety of roles with Stanley Black and Decker, Inc. from 2003 until 2019, most recently as Vice President of Finance from 2017 to 2019 where he managed the financial performance of a $3 billion Hand Tool and Storage division, providing strategic insights, partnering with product development to drive the company’s growth targets and oversight of global manufacturing. From 2003 to 2017, Mr. Taylor held various finance positions including Chief Financial Officer – Global Shared Services and Chief Financial Officer – Stanley Security North America & Emerging Markets. Additionally, he worked on several acquisitions and integrations including Newell Tools and Craftsman. Prior to joining Stanley Black and Decker, Inc. Mr. Taylor worked at United Technologies from 1998 to 2003. Mr. Taylor holds a bachelor’s degree in Finance from Bryant University and an MBA from University of Massachusetts - Isenberg School of Management.
About Advanced Drainage Systems
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS provides superior drainage solutions for use in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture. ADS delivers tremendous service to its customers with the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 37 distribution centers. ADS is the largest plastic recycling company in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Mike.Higgins@adspipe.com